Exhibit 10.1

Project ABBA
BCA

15 February 2021

BUSINESS COMBINATION AGREEMENT

between

Blitz F21-842 AG (in future: ABBA BidCo AG)

BorgWarner Inc.,

and

AKASOL AG

Project ABBA
BCA

CONTENTS

1.	Bidder’s Obligation regarding the Offer	2
2.	Support of the Offer by the Company	3
3.	Further Support of the Transaction and Deal Protection	5
4.	Regulatory Clearances Cooperation	9
5.	Business Strategy	10
6.	Brand	11
7.	Corporate Governance	11
8.	Workforce	12
9.	Corporate Measures	13
10.	Corporate Approvals	13
11.	Term and Termination	13
12.	Miscellaneous	15

Project ABBA
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PARTIES

(1)	Blitz F21-842 AG (in future: ABBA BidCo AG), a stock corporation (Aktiengesellschaft) incorporated under the laws of Germany, having its registered office at Frankfurt am Main, Germany, and registered in the commercial register with the Local Court of Frankfurt am Main under HRB 121819 (the Bidder);

(2)	BorgWarner Inc., a corporation incorporated under the laws of the State of Delaware, United States of America, having its registered office at 3850 Hamlin Road, Auburn Hills, Michigan 48326, United States of America (BW and together with the Bidder the Acquirors); and

(3)	AKASOL AG, a stock corporation (Aktiengesellschaft) incorporated under the laws of Germany, having its registered office at Darmstadt, Germany, and registered with the commercial register of the Local Court of Darmstadt under HRB 97834 (the Company or AKASOL)

(Bidder, BW and the Company each a Party and together the Parties).

PREAMBLE

(A)	The Company is a leading developer and manufacturer of mostly liquid-cooled and rechargeable high-performance lithium ion battery systems for a wide range of applications. The share capital (Grundkapital) of the Company (the Company together with its subsidiaries from time to time, the AKASOL Group) amounts to EUR 6,061,856.00 and is divided into 6,061,856 non-par value bearer shares (auf den Inhaber lautende Stückaktien) with a proportionate amount of EUR 1.00 per share of the share capital (each an AKASOL Share and collectively AKASOL Shares). The AKASOL Shares are admitted to trading on the regulated market with additional post-admission obligations (Regulierter Markt mit Zulassungsfolgepflichten) (Prime Standard) of the Frankfurt Stock Exchange under ISIN DE000A2JNWZ9).

(B)	BW is the parent company of an international group supplying components and parts for the automotive industry. The Bidder is an indirectly wholly-owned subsidiary of BW (BW together with its subsidiaries from time to time, the BW Group).

(C)	The Bidder intends to acquire the AKASOL Group (the Transaction) by making a voluntary public takeover offer within the meaning of Section 29 para. 1 of the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz, WpÜG) for the purchase of all AKASOL Shares against cash consideration per AKASOL Share (the Offer).

(D)	The Company’s management board (Vorstand – the Management Board), after due consideration and evaluation of all currently available facts and foreseeable consequences for the Company, has determined with the consent of the Company’s supervisory board (Aufsichtsrat – the Supervisory Board) that the proposed Transaction strategy will benefit the Company and is in its best interest.

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(E)	The Parties wish to agree to pursue the Transaction and therefore to enter into this business combination agreement which, inter alia, sets out the principal terms and conditions and the mutual understanding of the Parties with respect to the Transaction, the Transaction structure, and the future corporate governance structure of the Company and sets forth the agreement between the Parties as to the content of the Offer (the Agreement).

(F)	Simultaneously with entering into this Agreement, the Acquirors intend to conclude agreements with certain anchor shareholders of the Company under which such anchor shareholders irrevocably undertake to tender all AKASOL Shares held by them (corresponding to a total amount of 3,598,658, i.e. 59.4% of AKASOL’s issued share capital) into the Offer (the Irrevocables).

(G)	Subject to the terms and provisions of the respective Irrevocables, if any, the members of the Management Board and the Supervisory Board, subject to the applicable legal restrictions and their Fiduciary Duties (as defined in clause clause 3.2(b)), have agreed, and the Company’s Chief Executive Officer Mr. Sven Schulz will – simultaneously with entering into this Agreement – contractually undertake in the respective Irrevocables, that they will accept the Offer for AKASOL Shares held by them (if any) and that they will make a corresponding statement in the Reasoned Statement.

Now, therefore, the Parties hereby agree as follows:

1.	Bidder’s Obligation regarding the Offer

1.1	The Bidder hereby undertakes to

(a) announce its intention to launch the Offer in accordance with Section 10 para. 1 sentence 1 and para. 3 sentence 1 WpÜG immediately after execution of this Agreement (such date the Effective Date).

(b) submit a formal offer document (Angebotsunterlage) describing terms and conditions of the Offer (the Offer Document) and which has been prepared in accordance with the WpÜG and the German Regulation on the Content of the Offer Document, the Consideration for Takeover Offers and Mandatory Offers and the Release from the Obligation to Publish and Submit a Tender Offer (WpÜG-Angebotsverordnung) to the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht – BaFin) for its review within the time period prescribed in Section 14 para. 1 WpÜG and which shall have a maximum offer period (Section 16 para. 1 WpÜG) of six (6) weeks and which reflects the terms and conditions of this Agreement, in particular as set forth in clauses 1.2, 1.3, 5, 7, 8 and 9;

(c) make available to AKASOL and its advisors a draft of the Offer Document for review and comments at latest three (3) weeks prior to its publication and take account in good faith of any reasonable comments, it being understood that in case of any dispute on the content and any document relating thereto, the Bidder, shall have the ultimate decision right;

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(d) not apply for any prolongation of the notice period by the BaFin pursuant to Section 14 para. 1 sentence 3 WpÜG, unless the Company gives its prior written consent;

(e) publish the Offer Document within the time period prescribed in Section 14 para. 2 WpÜG, provided that the publication of the Offer Document is not prohibited by the BaFin; and

(f) settle the Offer by payment of the Offer Price (as defined in clause 1.3) (the Offer Completion) against simultaneous transfer of the tendered AKASOL Shares without undue delay and in any event no later than seven (7) Business Days (meaning a day on which banks in Frankfurt am Main, Germany, are open for general commercial business), which obligation shall arise only after (i) the additional acceptance period (weitere Annahmefrist) within the meaning of Section 16 para. 2 WpÜG has expired and (ii) all Offer Conditions have been satisfied or validly waived.

1.2	The Offer Document shall only contain those conditions within the meaning of Section 18 para. 1 WpÜG (Angebotsbedingungen), as set out in Annex 1.2 (the Offer Conditions). For the avoidance of doubt, the Offer Document shall not provide for any minimum acceptance threshold (Mindestannahmeschwelle) in excess of a number of Target Shares equal to the sum of 50% of the number of Target Shares issued plus one Target Share.

1.3	The consideration per AKASOL Share (Gegenleistung) to be offered to the shareholders of the Company in the Offer Document shall be in cash only and shall be at least EUR 120 per AKASOL Share (the Offer Price).

1.4	BW hereby guarantees by way of an independent promise of guarantee (selbständiges Garantieversprechen) within the meaning of Section 311 para. 1 German Civil Code (Bürgerliches Gesetzbuch, BGB) that the Bidder will be in a position to finance the Transaction contemplated herein (subject to the satisfaction of the conditions set forth in clauses 1.1(f)(i) and 1.1(f)(ii) of this Agreement) and that a securities services enterprise independent from the Acquirors and their affiliates within the meaning of Section 15 AktG (as defined in clause 3.2(b)) (each individually an Affiliate and collectively the Affiliates) will issue a financing confirmation in accordance with Section 13 WpÜG (the “Financing Confirmation”).

1.5	Immediately after the Effective Date but only after publication of the ad-hoc announcement pursuant to clause 2.1, BW shall publish a press release in respect of the Transaction as set forth in Annex 1.5.

2.	Support of the Offer by the Company

2.1	Immediately after the Effective Date, the Company shall publish an ad hoc announcement pursuant to Article 17 of the Regulation (EU) No 596/2014 (European Market Abuse Regulation, MAR) as set forth in Annex 2.1(a) and a press release in respect of the Transaction as set forth in Annex 2.1(b).

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2.2	If the Offer complies with the requirements set forth in clause 1.1(b), as soon as practical and in no event later than two (2) weeks following publication of the Offer Document, the Management Board shall, and shall use its reasonable endeavors that the Supervisory Board will, (i) prepare a statement required pursuant to Section 27 WpÜG (begründete Stellungnahme, the Reasoned Statement) either separately or jointly and (ii) publish the Reasoned Statement pursuant to Sections 27 para. 1, 14 para. 3 WpÜG. Prior to the publication of the Reasoned Statement, AKASOL shall make available to the Acquirors and their advisors a draft of the Reasoned Statement for review and comments, and the Management Board shall, and shall use its reasonable endeavors that the Supervisory Board will, take account in good faith of any reasonable comments if and to the extent legally permissible and subject to the applicable law and their Fiduciary Duties (as defined in clause 3.2(b)).

2.3	If the Offer complies with the requirements set forth in clause 1.1(b), the Management Board shall, and shall use its reasonable endeavors that the Supervisory Board will, subject to the applicable law and their Fiduciary Duties and after having duly and thoroughly reviewed and analysed the Offer, state in the Reasoned Statement that, (i) in their reasonable opinion, the Offer is in the best interest of AKASOL, (ii) the Offer Price is fair and adequate (angemessen) and that, therefore, the Management Board and Supervisory Board support the Offer and recommend to AKASOL’s shareholders to accept it, except in case of a publication of an offer document pursuant to Section 14 para. 2 WpÜG for a competing offer, if (i) the offer price and other terms and conditions of the competing offer in the reasonable opinion of the Management Board and the Supervisory Board, after having duly and thoroughly reviewed and analysed the competing offer, are materially better and more in the interest of AKASOL, and (ii) provided that the publication of the competing offer occurs prior to the Offer Completion and the Bidder has not increased its Offer Price to a price at least equal to the price offered under the competing offer within five (5) Business Days after publication of the competing offer ((i) and (ii) collectively the Competing Offer Exemption).

2.4	Unless the Competing Offer Exemption applies and only if the Offer complies with the requirements set forth in clause 1.1(b), from the Effective Date and to the extent legally permissible (im Rahmen des rechtlich Zulässigen), the Management Board shall, and shall use its reasonable endeavors that the Supervisory Board will, and AKASOL shall use its reasonable endeavors that the individual members of the Management Board and the Supervisory Board will subject to the applicable law and their Fiduciary Duties:

(a) not withdraw, amend or qualify adversely to the Bidder the statements under clause 2.3 or the Reasoned Statement or withdraw its intention to give the Reasoned Statement as set forth above;

(b) not do any act, including making any public statement, which (i) is contrary to the statements according to clause 2.3 or the Reasoned Statement, (ii) should reasonably be expected by a prudent person to materially jeopardize or materially and adversely affect the success or the timely completion of the Offer in violation of the provisions of this Agreement (except for insignificant delays caused during the preparation), (iii) should reasonably be expected by a prudent person to materially jeopardize the satisfaction of the Offer Conditions or (iv) recommends that AKASOL’s shareholders take or consider taking any such action (together, jointly or individually Negative Offer Effects);

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	(c)	until the end of the additional acceptance period (weitere Annahmefrist) pursuant to Section 16 para. 2 sentence 1 WpÜG, only express a position that is consistent with the statements in clause 2.3 and the Reasoned Statement in all public communication, including any press interviews, roadshows and informal contacts with the press, investors or the public;

	(d)	not solicit, welcome or recommend (or agree or resolve to recommend) the preparation, announcement of intention, or launch of any competing offer within the meaning of Section 22 para. 1 WpÜG (unless the Competing Offer Exemption applies); and

	(e)	not, directly or indirectly, through any representative acting on the Company’s behalf, initiate, solicit or knowingly facilitate or encourage the making of any proposals, have any negotiations with or furnish any information to another party with regard to the sale of the Company, whether by stock or asset purchase, merger or otherwise, or with regard to any other transaction outside the ordinary course of business involving the stock, assets or business of the Company (a Sale of the Company), and the Company shall in due course (unverzüglich) notify BW in writing if it is approached by a third party considering a competing offer and, if applicable, deliver to BW a copy of any written offer concerning a competing offer or other proposed Sale of the Company, (and if the Company is prohibited from sharing a copy of any such offer, then the Company shall, if and to the extent not prohibited under applicable law or contract, deliver written notice of the same to BW, and such notice shall contain the material terms and conditions of such competing offer or other proposed Sale of the Company, without limitation, including price, form of consideration and identification of the party proposing the offer).

3.	Further Support of the Transaction and Deal Protection

3.1	If the Offer complies with the requirements set forth in clause 1.1(b), to the extent legally permissible (inter alia under applicable competition laws) and subject to the Fiduciary Duties, AKASOL hereby undertakes that from the Effective Date to the earlier of (i) the termination of this Agreement and (ii) the Offer Completion or such longer period indicated below, AKASOL itself will and will use its shareholder’s rights that any member of the AKASOL Group will, unless approved by BW whose consent shall be deemed granted unless BW objects to a respective request by AKASOL addressed to Demetri Samohin by email at dsamohin@borgwarner.com, with a copy to Tonit Calaway by email at tcalaway@borgwarner.com, within five (5) Business Days upon receipt of such request,

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(a)	refrain from initiating any measures or steps which may have any Negative Offer Effects;

(b)	in all material respects, carry on its business in the ordinary course of business as determined by AKASOL’s business plan as disclosed to BW prior to the Effective Date (Business Plan) and AKASOL’s past practice as disclosed to BW prior to the Effective Date (collectively the Ordinary Course of Business);

(c)	refrain from entering into joint ventures, partnerships or other forms of co-operations outside the Ordinary Course of Business which are not within the scope of the AKASOL business and are material to the value of its business taken as a whole (matters of Material Nature) (for the avoidance of doubt, not including any customer-supplier co-operations entered into in the Ordinary Course of Business) with third parties unless, in each case, such measure is expressly disclosed to BW in the due diligence conducted by BW related to the Transaction prior to the date hereof;

(d)	refrain from selling, transferring or encumbering material assets of the AKASOL Group (including investments in intangible assets, fixed assets or financial assets), either directly or indirectly, by way of a merger or another form of transformation, takeover, acquisition, transfer, disposal or similar transaction with one or more third parties or disposing of any such assets in another manner unless, in each case, such measure is disclosed to BW in the due diligence conducted by BW related to the Transaction prior to the date hereof, and except for disposals of assets in the Ordinary Course of Business;

(e)	not make any material change in the compensation paid or payable to any officer, director or manager of any member of the AKASOL Group, or pay or agree to pay any bonus or similar payment (other than bonus payments or other amounts to which a member of the AKASOL Group is committed and which have been expressly disclosed in the due diligence conducted by BW related to the Transaction prior to the date hereof) except for any changes made within the Ordinary Course of Business;

(f)	not modify, amend, cancel or terminate any contract or agreement that is of Material Nature (other than modifications or amendments made in the Ordinary Course of Business) or any employee benefit plan;

(g)	not enter into any contract or agreement (i) with respect to which any member of the AKASOL Group has any liability or obligation involving more than €1,000,000, contingent or otherwise (other than in the Ordinary Course of Business), or (ii) that may place any limitation on the method of conducting or scope of the business of any member of the AKASOL Group;

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(h)	not enter into any contract, agreement or other arrangement between (i) the AKASOL Group on the one hand and (ii) any shareholder of the AKASOL Group and/or their respective Affiliates, any person close (nahestehend) to any shareholder of the AKASOL Group and/or their respective Affiliates or any of their direct or indirect shareholders within the meaning of IAS 24 or affiliated companies within the meaning of section 15 et. seq. of the AktG of such persons;

(i)	not materially amend or modify any organizational documents of any member of the AKASOL Group to the extent such material amendment would reasonably expected to adversely affect the holder of AKASOL shares;

(j)	not split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock and not make any resolution proposal to AKASOL’s shareholders’ meeting in 2021 to any such effect;

(k)	not authorize, make, declare or pay any dividends on or make any distribution with respect to outstanding shares of capital stock (whether in cash, assets, stock or other securities of any member of the AKASOL Group);

(l)	not permit any member of the AKASOL Group to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the Transaction;

(m)	not permit any member of the AKASOL Group to make or commit to make any acquisition of any other person or business or make any loans, advances or capital contributions to, or investments in, any other person with a value in excess of €1,000,000 in the aggregate, except in the Ordinary Course of Business; provided, however, that no member of the AKASOL Group shall make any acquisition of any other person or business or make loans, advances or capital contributions to, or investments in, any other person that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Transaction;

(n)	not permit any member of the AKASOL Group to sell, lease, license, abandon, transfer, exchange or swap, or otherwise dispose of or encumber (including pursuant to a sale-leaseback arrangement) any properties, rights or assets with a value in excess of €1,000,000, except in the Ordinary Course of Business;

(o)	not establish any shareholder rights plan or grant any shareholder rights or issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of capital stock or other equity ownership interest in any member of the AKASOL Group or any securities convertible into or exchangeable for any such shares or equity ownership interest, or any rights, warrants or options to acquire any such shares of capital stock, equity ownership interest or convertible or exchangeable securities;

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(p)	not make any resolution proposal to AKASOL’s shareholders’ meeting in 2021 related to structural measures like in particular capital measures, enterprise agreements pursuant to Section 291 AktG (except with any subsidiaries of AKASOL), or measures under the German Transformation Act (Umwandlungsgesetz – Transformation Act);

(q)	not, directly or indirectly, purchase, redeem or otherwise acquire any shares of the capital stock of any member of the AKASOL Group or any rights, warrants or options to acquire any such shares;

(r)	not incur, assume or guarantee any indebtedness for borrowed money, except for (i) borrowings under credit or loan agreements existing and not yet drawn at the Effective Date which shall not exceed EUR 25 million in the aggregate for the AKASOL Group, (ii) guarantees and factorings not to exceed EUR 10 million in the aggregate for the AKASOL Group and (iii) indebtedness among the Company and any other member of the AKASOL Group;

(s)	not make any capital expenditures which go beyond the Ordinary Course of Business and, for the avoidance of doubt, are in excess of the amount of capital expenditures for the respective investment contemplated by the Business Plan;

(t)	not change its payment policies with suppliers to delay or postpone making payments beyond their due date, other than, for the avoidance of doubt, in the Ordinary Course of Business or to the extent in line with AKASOL’s interest to avoid incomplete or faulty deliveries from suppliers;

(u)	not permit any member of the AKASOL Group to materially (i) change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by International Financial Reporting Standards or other applicable accounting standards, financial regulatory rule or policy or applicable law;

(v)	not file or make any material change to any material tax election or any tax return, except as required by applicable law; and

(w)	not permit any director or officer of the AKASOL Group to, agree, authorize, or consent in writing or otherwise, to take any of the foregoing actions that are prohibited pursuant to this clause 3.1.

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3.2	Nothing in this Agreement shall prevent AKASOL, the Management Board, the Supervisory Board or any member of the AKASOL Group from:

(a)

providing information duly requested or required by a regulatory authority, provided, however, the Company, to the extent legally permissible, shall provide prior written notice thereof to BW to enable BW to seek a protective order or otherwise prevent such disclosure in accordance with applicable law;

(b)

acting in accordance with their fiduciary duties, in particular but not limited to, (i) the duty of care and loyalty under Sections 76, 93 and 116 German Stock Corporation Act (Aktiengesetz – AktG), (ii) the duties under Section 33 para. 1 sentence 1 WpÜG and (iii) the managerial tasks and duties to the extent legally required (Sections 76, 93 as well as 116 AktG) (the Fiduciary Duties).

3.3

The Bidder shall notify AKASOL of the occurrence of any circumstance which would be reasonably likely to result in the non-compliance with any of the Bidder’s obligations under this Agreement, and AKASOL, to the extent legally permissible, shall notify the Bidder of the occurrence of any circumstance which would be reasonably likely to result in the non-compliance with any of AKASOL’s obligations under this Agreement.

3.4

AKASOL shall notify the Bidder within three (3) Business Days of the occurrence of any circumstance that has had or would be reasonably likely to have, individually or in the aggregate, a material adverse impact on the amount of AKASOL’s cumulative order value of framework agreements and call-off agreements agreed with customers (the Order Backlog) and shall in any event notify the Bidder within three (3) Business Days of the occurrence of any circumstance that would be reasonably likely to reduce the Order Backlog below EUR 1.75 billion.

4.	Regulatory Clearances Cooperation

4.1

As soon as reasonably practicable after the Effective Date, the Bidder shall, in cooperation with AKASOL, finally determine all necessary (i) merger control clearances that are required, pursuant to the applicable merger control laws, for the Offer Completion (as a result of any approval, if required, being granted by any competent merger control authority or the expiration of any applicable waiting period and the absence of an order by any competent authority or court preliminary or permanently prohibiting the transaction, or otherwise), and (ii) any other regulatory or governmental clearances ((i) and (ii) together the Clearances).

4.2	As at the date of this Agreement, the Parties agree that a Clearance is expected to be required pursuant to the applicable laws of Germany, Austria and Poland.

4.3

The Bidder and, as applicable, BW and the AKASOL Group will file for the required Clearances as soon as reasonably practicable after the Effective Date. Where relevant, the filing(s) shall be made by the Bidder on behalf of all parties involved (to the extent permitted under applicable law). All filing fees or other disbursements in connection with the Clearances shall be borne by the Bidder.

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4.4

In order to obtain the Clearances, the Acquirors and the AKASOL Group shall cooperate, to the extent legally permissible, in all respects with each other in the preparation of all relevant filings and, in connection with any submission, investigation or inquiry, supply to any competent authority as promptly as practicable any additional information requested pursuant to any applicable law and take all other reasonable procedural actions (other than, for the avoidance of doubt, offering remedies or entering into any commitment to reduce merger control concerns of competition authorities) required in order to obtain any Clearance(s) or to cause any applicable waiting periods to commence and expire. In connection with the proceedings required to obtain the Clearances, the BW and AKASOL shall (i) promptly provide each other with copies of any material written communication (or written summaries of any material non-written communication) with any competent authority, (ii) have material contact, or communications with, any competent authority only after consultation with the other Party, (iii) promptly inform each other in advance of the time and place of any material meetings and calls with any competent authority and (iv) give each other and their respective advisors the opportunity to participate in all such meetings or calls. Without limiting the foregoing, (x) the BW Group, on the one hand, and the members of the AKASOL Group, on the other hand, shall not take any action that has or may have the effect of extending any applicable waiting period or comparable period under applicable law or enter into any agreement with any competent authority not to consummate the transactions contemplated hereby, except with the prior written consent of the other Party, and (y) no member of the AKASOL Group, without BW’s advance written consent in BW’s sole discretion, shall, directly or indirectly, propose, negotiate, consent to, undertake, or agree to any sale, divestiture, lease, license, transfer, disposition, encumbrance, restriction, impairment, limitation of freedom of operation, or hold separate of any assets, licenses, properties, operations, rights, product lines, businesses, or interests of the AKASOL Group, in each case being either material or outside of the ordinary business practice.

4.5

In exchanging or conveying information, submissions, correspondence and communications, to the extent required by applicable law, competitively or commercially sensitive information of one Party shall be redacted from the version shared with the other Party. Such non-confidential versions shall be supplied without undue delay and the exchange of any competitively or commercially sensitive information prohibited from being shared among the Parties by applicable law shall be limited to legal advisors and/or outside advisors provided that such exchange shall be conducted in a manner reasonably designed to preserve applicable lawyer/client and lawyer work product privileges.

5.	Business Strategy

5.1

The Bidder acknowledges that AKASOL pursues a defined and successful business strategy which comprises, inter alia, the support of the existing business and operating model.

The Bidder will generally support this business strategy, AKASOL and the Management Board in its implementation and cooperate with the Management Board to maximize the efficiencies and gains to be made through AKASOL’s strategy.

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5.2	The Acquirors will, and undertake that the relevant members of the Booster Group will, for a period of thirty-six (36) months following the Offer Completion:

(a) preserve and support the corporate culture of ABBA Group; and

(b) use best efforts to keep the current members of the Management Board in office with their respective responsibilities.

5.3

The Parties agree that in light of the currently challenging and volatile market environment, and the aim of sustainable value creation, being listed on the regulated market might not be in the best interest of the Company. The Company therefore acknowledges that this Transaction forms part of a taking private transaction/strategy and the Acquirors therefore intend to implement a squeeze-out of the minority shareholders and/or a separate delisting of the AKASOL Shares following the Offer Completion, in each case subject to all applicable legal requirements. The Acquirors will consult with the Management Board and take into consideration its reasonable comments and opinion prior to initiating such implementation.

6.	Brand

The Parties acknowledge that AKASOL owns several brands in certain countries with a high degree of brand awareness by the respective markets and customers. Within two weeks after Offer Completion, the Parties will negotiate in good faith and enter into a license agreement at arm’s length conditions allowing BW and/or its Affiliates to use AKASOL’s trademark rights, in particular the trademarks protecting the designation “AKASOL”, the terms of which may include certain exclusivities.

7.	Corporate Governance

7.1	Management Board / Role of Management

After the Offer Completion, the Management Board shall continue to manage AKASOL independently and exclusively in its own responsibility pursuant to and within the framework of German law. Consequently, following Offer Completion, the Bidder shall not issue directives to the Management Board or any of its members, unless there is a domination agreement within the meaning of Section 291 AktG concluded, and subject to its legal obligations to support the implementation of this Agreement, there is no obligation on the part of the Management Board or any of its members to carry out or refrain from a legal transaction or act at the inducement of the Bidder, whether in form of a request, a demand, or an instruction.

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7.2	Supervisory Board

(a)

The Bidder will have majority representation on the Supervisory Board in a manner which appropriately reflects its shareholding following the Offer Completion subject to the appointment of its representatives by the competent court pursuant to Section 104 AktG and/or a respective resolution of AKASOL’s shareholders’ meeting.

(b) The Supervisory Board acknowledges the Bidder’s interest spelt out in clause 7.2(a) and will not unduly prevent or delay the Bidder from achieving this objective after the Offer Completion.

(c)

AKASOL shall use its reasonable best efforts to the extent legally permissible and possible to ensure that after the Offer Completion any resigning Supervisory Board member will be replaced by a representative of the Bidder to be appointed in accordance with a respective resolution of AKASOL’s shareholders’ meeting and/ or Section 104 AktG and that the applications to the court and the selection of potential Supervisory Board candidates to be included therein will be prepared (but not filed prior to the settlement of the Transaction) in cooperation with the Bidder prior to the settlement of the Transaction to allow the appointment of the replacement Supervisory Board members as soon as practicable but in any event within two weeks after the settlement of the Transaction.

8.	Workforce

8.1	General Commitment

(a)

The Bidder acknowledges that the dedicated workforce of the AKASOL Group is the foundation for the current and future success of AKASOL and that the current and future success of AKASOL depends on the creativity and performance of AKASOL Group’s workforce and their potential for innovation both which heavily rely on the competence and the commitment of the employees of AKASOL.

(b)

The Bidder intends to support the Management Board (i) in maintaining and developing an attractive and competitive framework to retain an excellent employee base and (ii) in the continued effort to attract talents.

8.2	No Reduction of Workforce / Further Bidder’s Commitments

The Bidder undertakes (except as required by law or as may be otherwise recommended by the Management Board and/or Supervisory Board):

(a) to support an adequate growth of the workforce of the AKASOL Group in line with business development;

(b) to respect the rights of the AKASOL Group employees;

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(c)

not to cause AKASOL to issue until 2024 terminations for operational reasons (betriebsbedingte Kündigungen) of employees and the Bidder does not intend to cause AKASOL in 2021, 2022 or 2023 to reduce the remaining current workforce of the AKASOL Group in excess of workforce reductions recommended by the Management Board, in each case unless AKASOL comes into a situation in which its existence is at risk and therefore justifies, or otherwise requires, compulsory redundancies (betriebsbedingte Kündigungen); and

(d) to support the adequate participation of AKASOL’s management and employees in AKASOL’s success.

9.	Corporate Measures

9.1

Nothing in this Agreement shall prevent any of the Parties to seek to enter into and/or to adopt resolutions in favor of any enterprise agreements pursuant to Section 291 AktG, merger under the Transformation Act, change of corporate form (conversion) under the Transformation Act, squeeze-out under the AktG or the WpÜG, merger squeeze-out under the Transformation Act or integration under the AktG, delisting and other similar measures (Reorganisation Measures) in relation to the Company and or the Bidder. Following any merger of the Company and the Bidder, all stipulations herein on rights and obligations of the Company shall apply to the merged company mutatis mutandis.

9.2

In the event of the implementation of a Reorganisation Measure, nothing in this Agreement shall prevent the Acquirors or another member of the BW Group to require and to take steps to implement measures which are directed at fully realizing synergy effects from the envisaged business combination or optimizing the tax structure or realizing tax benefits of the combined group.

10.	Corporate Approvals

10.1

The Acquirors hereby confirm that their respective competent corporate bodies have agreed to concluding and executing this Agreement and to pursue the Offer. No further approvals or permissions are required on the Acquirors’ part for concluding and executing this Agreement.

10.2

AKASOL hereby confirms that the Management Board agreed to concluding and executing this Agreement and that the Supervisory Board approved such decision by the Management Board and that no further approvals or permissions are required on AKASOL’s part for concluding and executing this Agreement.

11.	Term and Termination

11.1

The Agreement shall become effective upon signing of this Agreement and shall have a fixed term, ending thirty-six (36) months after the Effective Date unless terminated under the provisions of clause 11.2.

11.2	The Agreement may be terminated solely by mutual agreement of the Bidder and AKASOL or pursuant to the following provisions and with immediate effect by giving notice thereof to the other Party,

(a)	by AKASOL or the Bidder (acting in its own name or on behalf of BW) if the Offer lapses as result of non-satisfaction of the Offer Conditions;

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(b)	by AKASOL in the following cases:

(i)	BaFin has prohibited the publication of the Offer Document or the Offer Document has otherwise not been published in accordance with Section 14 para. 1 and para. 3 WpÜG;

(ii)	the offer price offered in the Offer is lower than the Offer Price;

(iii)

the Offer contains conditions within the meaning of Section 18 para. 1 WpÜG (Angebotsbedingungen) that materially differ from the Offer Conditions set out in Annex 1.2 without being requested by BaFin and otherwise does not correspond to the requirements set forth in clause 1; or

(iv)	the Bidder or BW has breached any material provision of this Agreement.

(c)	by the Bidder (in its own name or on behalf of BW) in the following cases:

(i)	AKASOL has breached any material provision of this Agreement;

(ii)

the Management Board or the Supervisory Board do not support the Offer in their Reasoned Statement in accordance with clause 2.2 otherwise in accordance with this Agreement, including clause 2 unless that they act in accordance with the applicable laws and/or the Fiduciary Duties or

(iii)

any of the Offer Conditions would have failed if it had been applied during the period from the Bidder’s announcement of its intention to launch the Offer pursuant to clause 1.1(a) until the publication of the Offer Document.

(d)	In the event of a termination of this Agreement by AKASOL according to clause 11.2(b) or by the Bidder according to clause 11.2(c)(iii), the Bidder shall not be obliged to further execute the Offer.

11.3

Notice of any termination must be given in writing and, except for termination pursuant to clauses 11.2(a) or 11.2(b)(i), must be made within ten (10) Business Days after the terminating Party having become aware of the event triggering a termination right. In the event of termination of this Agreement, this Agreement shall have no further effect save for clause 11 and 12 as well as other provisions the surviving of which is expressly agreed on in this Agreement (and which shall remain in full force and effect) but without prejudice to the accrued rights of each Party upon termination. The termination shall not affect the right of any Party to claim damages pursuant to applicable laws due to a breach by the other Party of its obligations under this Agreement.

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11.4

The right to terminate this Agreement for good cause (aus wichtigem Grund) shall remain unaffected. Good cause shall exist where the terminating Party, taking into account all circumstances of the specific case and weighing the interests of the Parties, cannot reasonably be expected (unzumutbar) to continue the contractual relationship through the remainder of the agreed fixed term (Section 314 para. 1 sentence 1 BGB).

12.	Miscellaneous

12.1	Assignment

Any rights under this Agreement may only be assigned with the prior written consent of the other Parties provided that each of the Acquirors shall have the right to assign this Agreement to its Affiliates.

12.2	No Third Party Rights

For the avoidance of doubt, this Agreement shall only grant rights to the Parties and shall not constitute a contract for the benefit of third parties (Vertrag zu Gunsten Dritter) or a contract with protective effect for third parties (Vertrag mit Schutzwirkung für Dritte).

12.3	Costs

Each Party shall bear its own fees and expenses with regard to the Transaction and the conclusion of this Agreement (including costs of their respective advisors).

12.4	Notices

Any and all notices and communications under this Agreement shall be made in writing in the English language and delivered by hand, by courier, or by email to the person at the address set forth below, or such other person or address as may be designated by the respective Party to the other Parties in the same manner:

(a)	if to the Bidder:

Blitz F21-842 AG (in future: ABBA BidCo AG)

Attn.: Robert Boyle c/o BorgWarner Europe GmbH Augustaanlage 54-56 68165 Mannheim Germany

Email: rboyle@borgwarner.com

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For the attention of: Robert Boyle

with a copy to:

Freshfields Bruckhaus Deringer
Rechtsanwälte Steuerberater PartG mbB

Attn.: Rick van Aerssen and Dr. Sabrina Kulenkamp
Bockenheimer Anlage 44
60322 Frankfurt am Main
Germany

Email: rick.aerssen@freshfields.com
sabrina.kulenkamp@freshfields.com

and

Foley & Lardner LLP
Attn.: Patrick G. Quick
111 Huntington Avenue
Boston, MA 02199
United States of America

Email: pgquick@foley.com

(b)	if to BW

BorgWarner Inc.
Attn.: Tonit Calaway
3850 Hamlin Road
Auburn Hills, MI 48326
United States of America

Email: tcalaway@borgwarner.com

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with a copy to:

Freshfields Bruckhaus Deringer
Rechtsanwälte Steuerberater PartG mbB

Attn.: Rick van Aerssen and Dr. Sabrina Kulenkamp
Bockenheimer Anlage 44
60322 Frankfurt am Main
Germany

Email: rick.aerssen@freshfields.com
sabrina.kulenkamp@freshfields.com

and

Foley & Lardner LLP
Attn.: Patrick G. Quick
777 East Wisconsin Avenue
Boston, MA 53202
United States of America

Email: pgquick@foley.com

(c)	if to the Company:

AKASOL AG
Attn.: Sven Schulz, Carsten Bovenschen
email: sven.schulz@akasol.com, carsten.bovenschen@akasol.com with a copy to:
Hogan Lovells International LLP
Attn.: Michael Schlitt, Tim Brandi
Email: michael.schlitt@hoganlovells.com,
tim.brandi@hoganlovells.com
Große Gallusstraße 18
60312 Frankfurt

The above contact details shall be deemed valid for service until any changes thereto are notified in writing to the respective other Parties.

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12.5	Service of Process

Clause 12.4 (Notices) shall not apply in relation to the service of any claim form, notice, order, judgment or other document relating to or in connection with any legal proceedings, suit or action (including arbitration) arising out of or in connection with this Agreement. The Acquirors hereby appoint the lawyers admitted in Germany of the law firm of Freshfields Bruckhaus Deringer Rechtsanwälte Steuerberater PartG mbB as their agent for service of process for all legal proceedings arising out of or in connection with this Agreement. Any appointments shall only terminate upon the appointment of another agent for service of process domiciled in Germany, provided that the agent for service of process is an attorney admitted to the bar in Germany and her/his appointment has been notified to AKASOL. If the appointment terminates otherwise (e.g., because the appointee ceases to exist), the Acquirors must without undue delay, but in any event no later than within ten (10) Business Days following such termination, appoint another agent for service of process who meets the requirements set out in the preceding sentence. If such appointment is not made as required, service can be effected, by posting the claim form, notice, order, judgment or other document by registered letter with acknowledgement of receipt or equivalent under the address of the respective Party stated in clause 12.4. Service shall then be deemed to have been effected on the addressee on the tenth (10th) day following the lodging of the letter. The Parties shall promptly issue to the relevant agent a written power of attorney and shall irrevocably instruct the agent to submit such deed in connection with any service of process under or in connection with this Agreement. The Parties agree that they waive any objection to the service so effected.

12.6	Confidentiality and Press releases

(a)

No Party shall make, or permit the making of, any press release or similar public announcement with respect to this Agreement or the Transaction, and each Party shall keep confidential and not disclose to any third party this Agreement or any confidential information regarding any other Party disclosed to it in connection with this Agreement or its implementation, other than (i) disclosure on a need to know basis to professional advisors, (on AKASOL’s side) to the members of its supervisory board and their advisors, (on the Acquirors’ side) to sources of debt financing, to the issuer of the Financing Confirmation and to Affiliates or lenders, (ii) as expressly agreed upon with the other Parties and (iii) as may be required, in the good faith discretion of the disclosing party, in order to comply with the requirements of applicable laws or the rules and regulations of any stock exchange upon which any securities of the relevant Party or any of its parent companies are listed. In such circumstances, any disclosure shall be no more extensive in scope and nature than the minimum standard required by the relevant laws, orders, rules or regulations. If a person is so required to make any announcement of or to disclose any confidential information, the relevant Party shall promptly notify the other Party or Parties concerned, where practicable and lawful to do so, before the announcement is made or disclosure occurs and shall cooperate with the other Party or Parties regarding the timing and content of such announcement or disclosure or any action which the other Party or Parties may reasonably elect to take to challenge the validity of such requirement.

(b)

Clause 12.6(a) shall not include information that (i) is or has become known in the public domain other than through a fault of the Party obliged to hold the information confidential or of any of such Party’s Affiliates or (ii) was lawfully known to such Party or to any of such Party’s Affiliates prior to the signing of this Agreement and which is not subject to any other confidential obligation to the other Party or Parties concerned.

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	(c)	Either Party may however disclose any information in connection with this Agreement to its professional advisers and consultants involved in the negotiations of this Agreement and the Offer Document (including the professional advisors of the supervisory board of AKASOL) and the Reasoned Statement may contain a summary of this Agreement.

	(d)	If and to the extent this clause 12.5 and the confidentiality agreement entered into between BW and the Company dated 15 July 2020 overlap, this clause 12.5 shall prevail.

	(e)	From the Effective Date, none of the Parties shall make any further public announcements or press releases in relation to the Transaction, unless otherwise agreed between the Parties, explicitly provided for in this Agreement or required by applicable law or upon written request by a competent authority. Notwithstanding the foregoing, BW may disclose information regarding this Agreement, the Offer and the AKASOL Group in meetings with its existing or prospective investors, provided that the Acquirors shall provide a copy of any presentation to be used in such an investor meeting to AKASOL in advance of such investor meeting.

12.7	Entire Agreement; Form

	(a)	This Agreement (including all Annexes hereto) contains all of the Parties' agreements and understandings with respect to the subject matter hereof. No side agreements to this Agreement, whether verbally or in writing, have been entered into between the Parties. Any and all amendments to this Agreement or waivers must be made in writing, unless stricter requirements as to their form are required by mandatory law. This shall also apply to any waiver of compliance with the provisions of this clause 12.7.

	(b)	This Agreement may be executed by the Parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counter-parts shall together constitute one and the same instrument. Any signature (including, without limitation, (i) any electronic symbol or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record and (ii) any facsimile, E-pencil or .pdf signature) hereto or to any other certificate, agreement or document related to this Agreement, and any contract formation or record-keeping, in each case, through electronic means, shall have the same legal validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law.

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12.8	Governing Law, Dispute Resolution

(a) This Agreement shall be governed by, and construed in accordance with, the laws of Germany (excluding conflict of laws rules).

(b) All disputes arising out of or in connection with this Agreement or its validity shall be finally settled in accordance with the Arbitration Rules of the German Arbitration Institute (DIS) without recourse to the ordinary courts of law. The arbitral tribunal shall be comprised of three members. The seat of the arbitration is Frankfurt am Main, Germany. The language of the arbitration shall be English.

12.9	Definitions

Terms to which a German translation has been added shall be interpreted as having the meaning assigned to them by the German translation. The headings of the clauses and subclauses in this Agreement are for convenience purposes only and shall not affect the interpretation of any of the provisions hereof.

12.10	Severability

Should any provision of this Agreement, or any provision incorporated into this Agreement in the future, be or become invalid or unenforceable, the validity or enforceability of the other provisions of this Agreement shall not be affected thereby. Instead of the invalid or unenforceable provision a suitable and equitable provision shall apply that, so far as is lawfully possible, comes as close as possible to the intent and purpose of the invalid or unenforceable provision. The same shall apply: (i) if the Parties have unintentionally failed to address a certain matter in this Agreement (Regelungslücke); in which case a suitable and equitable provision shall be deemed to have been agreed upon which comes as close as possible to what the Parties, in the light of the intent and purpose of this Agreement, would have agreed upon if they had considered the matter; or (ii) if any provision of this Agreement is invalid because of the scope of any time period or performance stipulated herein; in which case time period or performance permitted by law shall be deemed to have been agreed which comes as close as possible to the stipulated time period or performance.

[Signature(s) page follows]

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On behalf of Blitz F21-842 AG (in future: ABBA BidCo AG)

By:	/s/ Robert Boyle
Name: Robert Boyle
Title: Member of the Management Board

[Signature page to the Business Combination Agreement]

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On behalf of BorgWarner Inc.

By:	/s/ Tonit M. Calaway
Name: Tonit M. Calaway
Title: Executive Vice President, Chief Administrative Officer, General Counsel, and Secretary

[Signature page to the Business Combination Agreement]

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On behalf of AKASOL AG		On behalf of AKASOL AG

By:	/s/ Sven Schulz	By:	/s/ Carsten Bovenschen
	Name: Sven Schulz		Name: Carsten Bovenschen
	Title: CEO		Title: CFO

[Signature page to the Business Combination Agreement]

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On behalf of the Supervisory Board of AKASOL AG

By:	/s/ Christoph Reimnitz
London, February 15, 2021 Name: Christoph Reimnitz
Title: Chairman

[Signature page to the Business Combination Agreement]

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Annex 1.2 - Agreed Form Offer Announcement

12.	OFFER CONDITIONS

12.1	Offer Conditions

The Offer and the contracts which come into existence as a result of its acceptance by the AKASOL Shareholders are subject to the following conditions (the “Offer Conditions”):

[Note: Set of regulatory conditions depends on the outcome of the currently ongoing regulatory analysis and may be amended as required.]

12.1.1	Merger control clearances

After publication of this Offer Document and at the latest by [●][1] 2021, each of the Offer Conditions set out in Section 12.1.1 (a)-(d) of this Offer Document have been fulfilled:

	(a)	the German Federal Cartel Office (Bundeskartellamt) has approved the Transaction or the Transaction is deemed to be approved or the FCO has confirmed that it is not competent to review the Transaction;

	(b)	the Austrian FCA and FCP have approved the Transaction or the Transaction is deemed to be approved or the FCA and the FCP have confirmed that they are not competent to review the Transaction;

	(c)	the Polish UOKiK has approved the Transaction or the Transaction is deemed to be approved or the UOKiK has confirmed that it is not competent to review the Transaction;

	(d)	In the event of a referral to the European Commission pursuant to Article 22 of the EU Merger Regulation (“EUMR”), the European Commission having approved the Transaction under the EUMR,

and completion of the Transaction is no longer subject to a suspense obligation under applicable competition law.

12.1.2	[Foreign investment clearance Germany]

After publication of this Offer Document and at the latest by [●][2] 2021, the BMWi has

	(a)	granted a Certificate of non-objection (Unbedenklichkeitsbescheinigung) in accordance with Section 58 para. 1 sentence 1 AWV or otherwise informed the Bidder that it will not initiate proceedings (Prüfverfahren) within the two months’ time period specified in Section 14a para. 1 number 1 of the German Foreign Trade Act (Außenwirtschaftsgesetz – “AWG”); or

	(b)	not initiated such proceedings within such time period; or

	(c)	informed the Bidder in writing, after initiating such proceedings, that the Transaction will not be prohibited or does not meet the requirements for a prohibition; or

	(d)	not prohibited the Transaction, after initiating such proceedings, within the four months’ time period specified in Section 14a para. 1 number 2 AWG, as possibly extended pursuant to Section 14a paras. 4, 5 and 6 AWG.
____________________

[1]	Note: Long stop date to be determined by BW/BidCo based on outcome of the currently ongoing regulatory analysis and discussion with BaFin.

[2]	Note: Long stop date to be determined by BW/BidCo based on outcome of the currently ongoing regulatory analysis and discussion with BaFin.

12.1.3	Minimum Acceptance Threshold

Upon expiry of the Acceptance Period, the total sum of the AKASOL Shares

	(a)	for which the acceptance of the Offer has been effectively declared in accordance with Section 13.2 of this Offer Document and for which no withdrawal of the agreement entered into as a result of the acceptance of the Offer has been effectively declared,

	(b)	held directly by the Bidder or a person acting jointly with the Bidder pursuant to Section 2 para. 5 WpÜG,

	(c)	attributable to the Bidder or any Bidder Parent Company in application of Section 30 WpÜG; and

	(d)	for which the Bidder or persons acting jointly with the Bidder pursuant to Section 2 para. 5 WpÜG have concluded a conditional or unconditional agreement with any AKASOL Shareholder outside of the Offer which entitles them to the transfer of title to these AKASOL Shares, is equivalent to at least 50% of the number of AKASOL Shares outstanding at the end of the Acceptance Period plus one (1) AKASOL Share, i.e. at the time of publication of the Offer Document, at least [6,061,856][3] AKASOL Shares. AKASOL Shares which are subject to several of the preceding paragraphs (a) to (d) will be taken into account only once.

12.1.4	No issuance of instruments to receive AKASOL Shares

After publication of this Offer Document and prior to expiry of the Acceptance Period, the Bidder has not received a letter from the management board of AKASOL AG nor has AKASOL AG made a public announcement stating that AKASOL has issued, or guaranteed, subscription rights, options, (convertible) bonds or other financial instruments granting a right to receive AKASOL Shares.

12.1.5	No adverse shareholders’ meeting resolution

After publication of this Offer Document and prior to expiry of the Acceptance Period, the general meeting of AKASOL has not adopted a resolution approving

	(a)	a capital increase; or

	(b)	a change of the rights or nature of shares; or

	(c)	a distribution of a cash or non-cash dividend; or

	(d)	a measure pursuant to the German Transformation Act (Umwandlungsgesetz); or

	(e)	the conclusion of any upstream intercompany agreement within the meaning of Sections 291, 292 AktG (but excluding any such intercompany agreement with a subsidiary of AKASOL); or

	(f)	to dissolve AKASOL.

12.1.6	No insolvency of AKASOL

After publication of this Offer Document and prior to expiry of the Acceptance Period, AKASOL has not published any notification pursuant to Article 17 of Regulation (EU) No 596/2014 (“Market Abuse Regulation”) according to which
____________________

[3]	Note: Number of issued shares TBD on date of publication of offer document.

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	(a)	a loss equaling half of the share capital within the meaning of Section 92 para. 1 AktG has been suffered; or

	(b)	an insolvency proceeding has been instituted against the assets of AKASOL or the management board of AKASOL AG has applied for the institution of such proceeding; or

	(c)	a reason has arisen that would necessitate the filing of an application for the institution of an insolvency proceeding.

12.1.7	No market material adverse change

After publication of this Offer Document and prior to expiry of the Acceptance Period, neither of the following events has occurred:

	(a)	a trading suspension specifically related to the ABBA Shares of more than five consecutive trading days at the Frankfurt Stock Exchange (excluding any general suspension of trading); or

	(b)	the closing quote of SDAX (ISIN DE0009653386) in the XETRA trading system of Deutsche Börse AG, as determined by Deutsche Börse AG, or a successor thereof, and published on its website (www.deutsche-boerse.com), on more than three consecutive trading days is more than 30% below the closing quote of SDAX as at the last trading day preceding the day of the publication of the decision to launch the Offer pursuant to Section 10 para. 1 sentence 1 WpÜG, i.e., below a SDAX threshold level of [●][4] points.

12.1.8	No target material adverse change

After publication of this Offer Document and prior to expiry of the Acceptance Period, none of the following events shall have occurred:

	(a)	AKASOL has notified or should have notified the Bidder that AKASOL’s cumulative order value of framework agreements and call-off agreements agreed with customers (“Order Backlog”), determined using the same methodology used to determine the Order Backlog disclosed on page 3 of AKASOL’s Half Year Financial Report 2020, has fallen below EUR 1.75 billion;

	(b)	AKASOL has published any notification pursuant to Article 17 of the Market Abuse Regulation; or

	(c)	circumstances have occurred that would have had to be published by AKASOL pursuant to article 17 para. 1 of the Market Abuse Regulation or where AKASOL decided to delay the publication pursuant to article 17 para. 4 of the Market Abuse Regulation, following in the case of each of clauses (b) and (c) the occurrence of any circumstance (isolated incident) which has had or could reasonably be expected to have a negative impact on AKASOL's unadjusted EBITDA for the financial year 2021 in the amount of at least EUR 15 million (together with the occurrence described in clause (a), each a “Target Material Ad hoc Obligatory Adverse Change”). AKASOL’s unadjusted EBITDA shall be determined in accordance with the same principles as applied in AKASOL’s [2019] [Note: If by publication of the offer document the financial accounts 2020 have been published, 2019 should be replaced by 2020] financial statements.

Whether during the Acceptance Period a Target Material Ad hoc Obligatory Adverse Change has occurred shall be determined exclusively by an expert opinion of [● – Note: Auditor TBD by BW/BidCo following signing of BCA] as independent expert (“Independent Expert“) applying careful commercial consideration and as set out in Section 12.2.

____________________

[4]	Note: Threshold TBD following section 10 announcement.

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If (i) the Independent Expert confirms that a Target Material Ad hoc Obligatory Adverse Change has occurred during the Acceptance Period, (ii) the expert opinion of the Independent Expert has been received by the Bidder prior to the expiry of the Acceptance Period, and (iii) the Bidder at the latest until the date of the publication pursuant to Section 23 para. 1 sentence 1 number 2 WpÜG has published the receipt and result of the expert opinion of the Independent Expert, the Offer Condition as set out in this Section 12.1.8 shall be deemed not fulfilled. In all other cases, the Offer Condition as set out in this Section 12.1.8 shall be deemed fulfilled.

12.1.9	No Material Compliance Violation

After publication of this Offer Document and prior to expiry of the Acceptance Period, no criminal offence or administrative offence (Ordnungswidrigkeiten), be it an offense under German criminal or administrative law or other applicable laws, in particular bribery offenses and corruption, embezzlement, anti-trust violations or money laundering, by a member of the governing body or an officer of AKASOL or a subsidiary of AKASOL while any of these persons was operating in their official capacity at AKASOL or a subsidiary of AKASOL, is known to have occurred, provided that any such infringement or criminal or administrative offense (i) constitutes inside information for AKASOL pursuant to Article 7 of the Market Abuse Regulation or (ii) has constituted inside information prior to its publication (“Material Compliance Violation”).

Whether during the Acceptance Period a Material Compliance Violation has occurred shall be determined exclusively by the Independent Expert as set out in Section 12.2.

If (i) the Independent Expert confirms that a Material Compliance Violation has occurred during the Acceptance Period, (ii) the expert opinion of the Independent Expert has been received by the Bidder prior to the expiry of the Acceptance Period, and (iii) the Bidder at the latest until the date of the publication pursuant to Section 23 para. 1 sentence 1 number 2 WpÜG has published the receipt and result of the expert opinion of the Independent Expert, the Closing Condition as set out in this Section 12.1.9 shall be deemed not fulfilled. In all other cases, the Closing Condition as set out in this Section 12.1.9 shall be deemed fulfilled.

12.1.10	Breach of Certain Covenants

Prior to expiry of the Acceptance Period neither of the following events has occurred (either, a “Breach of Certain Covenants”):

(a)
Sven Schulz and Sven Schulz Group GmbH shall have failed to transfer and assign all intellectual property rights relating to the business of the AKASOL Group (including but not limited to patents, trademarks as well as copyrights) and applications for registration of intellectual property rights that are owned or held by Sven Schulz or Sven Schulz Group GmbH rather than by the AKASOL Group to AKASOL with effect from the Offer Completion.

(b)
Any member of the AKASOL Group shall have, without the approval of BorgWarner whose consent shall be deemed granted unless BorgWarner objects to a respective request by AKASOL addressed to Demetri Samohin by email at dsamohin@borgwarner.com, with a copy to Tonit Calaway by email at tcalaway@borgwarner.com, within five (5) Business Days from receipt of such request, incurred, assumed or guaranteed any indebtedness for borrowed money, except for (i) borrowings under credit or loan agreements existing and not yet drawn at the Effective Date, which shall not exceed EUR 25 million in the aggregate for the AKASOL Group, (ii) guarantees and factorings not to exceed EUR 10 million in the aggregate for the AKASOL Group, and (iii) indebtedness among AKASOL and any other member of the AKASOL Group.

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Whether during the Acceptance Period a Breach of Certain Covenants has occurred shall be determined exclusively by the Independent Expert as set out in Section 12.2.

If (i) the Independent Expert confirms that a Breach of Certain Covenants has occurred during the Acceptance Period, (ii) the expert opinion of the Independent Expert has been received by the Bidder prior to the expiry of the Acceptance Period, and (iii) the Bidder at the latest until the date of the publication pursuant to Section 23 para. 1 sentence 1 number 2 WpÜG has published the receipt and result of the expert opinion of the Independent Expert, the Offer Condition as set out in this Section 12.1.10 shall be deemed not fulfilled. In all other cases, the Offer Condition as set out in this Section 12.1.10 shall be deemed fulfilled.

12.2	Independent Expert

12.2.1
The Independent Expert shall only act upon request by the Bidder. The Bidder shall publish, without undue delay (unverzüglich) and with reference to this Offer, the commencement of the procedure to determine whether a Target Material Ad hoc Obligatory Adverse Change, a Material Compliance Violation and/or a Breach of Certain Covenants has occurred during the Acceptance Period in the German Federal Gazette and on the internet at http://www.abba-offer.com. In case the Bidder receives an expert opinion of the Independent Expert prior to the expiry of the Acceptance Period which states that during the Acceptance Period a Target Material Ad hoc Obligatory Adverse Change, a Material Compliance Violation and/or a Breach of Certain Covenants has occurred, the Bidder is obliged to publish the fact that it has received such expert opinion and the result of such expert opinion, without undue delay, and in any case on or prior to the date of the publication pursuant to Section 23 para 1 sentence 1 no. 2 WpÜG, and with reference to this Offer, in the German Federal Gazette and on the internet at http://www.abba-offer.com. The expert opinion of the Independent Expert shall be binding and final upon the Bidder and the accepting AKASOL Shareholders. The costs and disbursements of the Independent Expert shall be borne by the Bidder.

12.3	Nonfulfillment of the Offer Conditions; Waiver of Offer Conditions

The Offer Conditions set out in Sections 12.1.1 through 12.1.10 of this Offer Document shall each constitute independent and separable conditions. The Bidder may waive all or individual Offer Conditions in advance – to the extent permissible – pursuant to Section 21 para. 1 sentence 1 no. 4 WpÜG as long as such Offer Conditions have not ultimately lapsed.

A waiver is equivalent to the fulfilment of the relevant Offer Condition. If the Bidder waives any of the Offer Conditions within the last two weeks prior to expiry of the Acceptance Period, the Acceptance Period will be extended by two weeks (Section 21 para. 5 WpÜG), i.e., until [●] 2021, 24:00 hrs (local time Frankfurt am Main) / 18:00 hrs (local time New York).

If the Offer Conditions set forth in Section 12.1 of this Offer Document either have not been satisfied on or prior to the applicable date or have definitively lapsed before these dates and the Bidder has not effectively waived them in advance, the Offer shall lapse. In this case, the contracts which come into existence as a result of accepting the Offer will cease to exist and will not be consummated (conditions subsequent); and delivered AKASOL Shares will be returned. The Settlement Agent (as defined in Section 13.1 of this Offer Document) will promptly, at the latest within four Banking Days after announcement of the expiry of the Offer, order the rebooking of the Tendered AKASOL Shares (ISIN [●]) to ISIN DE000A2JNWZ9 by the Custodian Banks (as defined in Section 13.2 of this Offer Document) through Clearstream Banking AG, Frankfurt am Main, Germany (“Clearstream”). The rebooking is generally free of costs and expenses of the Custodian Banks for the AKASOL Shareholders who hold their AKASOL Shares in a securities deposit account in the Federal Republic of Germany. Any foreign taxes or costs and fees of foreign Custodian Banks that do not have securities deposit account connections with Clearstream must, however, be paid by the respective AKASOL Shareholders.

5|6

12.4	Publications concerning Offer Conditions

The Bidder will promptly announce on the internet at http://www.abba-offer.com (in German and in an English translation) and in the Federal Gazette (Bundesanzeiger) if (i) an Offer Condition has been effectively waived in advance, (ii) an Offer Condition has been fulfilled, (iii) all Offer Conditions have either been fulfilled or have been effectively waived in advance or (iv) the Offer is not consummated because an Offer Condition has finally not been fulfilled or lapsed. Likewise, the Bidder will promptly announce at the end of the Acceptance Period, as part of the publication according to Section 23 para. 1 no. 2 WpÜG, which of the Offer Conditions of Section 12.1 of this Offer Document have been fulfilled by such time.

6|6

Annex 1.5 - Agreed Form Press Release BorgWarner

News Release

BorgWarner Agrees to Acquire AKASOL AG, Seeking to
Expand Electrification Portfolio

●	Acquisition Would Significantly Strengthen Commercial Vehicle Electrification Capabilities to Meet Industrywide Demand

●	Cash Offer of €120.00 per Share Represents Approximately 23% Premium to AKASOL’s Three-Month Volume-Weighted Average Share Price; Values 100% of AKASOL’s Equity at Approximately €727 Million[1]

●	Offer Fully Supported by AKASOL Executive Board and Supervisory Board

●	Sven Schulz, AKASOL’s Largest Shareholder, CEO and Founder, as well as Certain Other Shareholders, Have Entered into Irrevocable Undertakings to Tender Approximately 59% of AKASOL’s Shares Outstanding

AUBURN HILLS, Mich. and DARMSTADT, Germany, February 14, 2021 (February 15, 2021 CET) – BorgWarner Inc. (NYSE: BWA) and AKASOL AG (ETR: ASL) today announced that they have signed a Business Combination Agreement (“BCA”) to position BorgWarner to significantly expand its commercial vehicle electrification capabilities. As part of the agreement, a wholly-owned subsidiary of BorgWarner will launch a voluntary public takeover offer at €120.00 per share in cash for all outstanding shares of AKASOL (“the Offer”). Holders of approximately 59% of AKASOL’s outstanding shares have committed through Irrevocable Undertakings to accept the Offer with respect to their shares. The Offer represents a premium of approximately 23% to AKASOL’s three-month volume-weighted average share price prior to announcement and values AKASOL at a total enterprise value of approximately €754 million2, which includes the assumption of €27 million of net debt.

Headquartered in Darmstadt, Germany, AKASOL designs and manufactures customizable battery packs for use in buses, commercial vehicles, rail vehicles and industrial vehicles, as well as in ships and boats. AKASOL’s proprietary system technology is cell-agnostic, providing a low-cost, flexible solution to world-class customers. With more than 300 full-time employees and three facilities across Germany and one facility in the United States, AKASOL believes it is well positioned to capitalize on the large market opportunity across Europe and North America.
____________________
1 Based on basic shares outstanding.
2 Reflecting latest reported AKASOL balance sheet items as of 30 September 2020.

“AKASOL is an excellent strategic fit as BorgWarner seeks to continue to expand its electrification portfolio and capitalize on the profound industry shift towards electrification. AKASOL’s manufacturing footprint and established, in-production customer base are complementary to BorgWarner’s and would accelerate our foothold into the fast-growing commercial vehicle and off-highway battery pack market,” said Frédéric Lissalde, President and CEO of BorgWarner. “AKASOL is highly-regarded as a reputable and reliable partner, and like us, they have a customer-first mentality and a culture of innovation and environmentally friendly technology leadership. We look forward to welcoming their incredibly talented team to BorgWarner.”

BorgWarner believes the acquisition would significantly strengthen its commercial vehicle and off-highway battery systems business as it continues to execute its electrification strategy. With the global, lithium-ion battery market for electric vehicles expected to grow, AKASOL believes it is well positioned to meet the demand for battery systems in the global electric commercial vehicle market.

“The Executive Board welcomes the strategic partnership with BorgWarner, as it offers significant strategic perspectives to AKASOL,” said Sven Schulz, CEO and Founder of AKASOL. “BorgWarner shares our vision of emission-free mobility, and with joint forces, we will expand AKASOL’s technology and market leadership for high-performance battery systems.”

Transaction Terms

As part of the agreement, a wholly-owned subsidiary of BorgWarner will launch a voluntary public takeover offer at €120.00 per share in cash for all outstanding shares of AKASOL. Both the Executive Board and Supervisory Board of AKASOL fully support the Offer.

BorgWarner has already secured commitments from the holders of approximately 59% of all outstanding shares of AKASOL via irrevocable undertakings, including from an entity controlled by Schulz.

AKASOL is expected to continue to be run independently from its Darmstadt headquarters, and BorgWarner intends to be represented on the Supervisory Board in a manner which appropriately reflects its shareholding. It is currently expected that CEO Schulz, CFO Carsten Bovenschen and CTO Stephen Raiser will continue their roles after completion of the transaction.

borgwarner.com

The Offer, which has been unanimously approved by the BorgWarner Board of Directors and the AKASOL Supervisory Board, is expected to be completed late in the second quarter of 2021, subject to the satisfaction of applicable regulatory approvals, as well as other closing conditions. The acceptance period under the Offer is expected to commence by the end of March. The Offer will contain a minimum acceptance threshold of 50% of the AKASOL shares issued plus one share that will be achieved upon the tendering of shares by the shareholders that have irrevocably committed. BorgWarner does not currently intend to enter into a domination agreement and / or profit and loss transfer agreement with AKASOL.

BorgWarner currently anticipates that the transaction will be funded primarily with existing cash balances and potentially some incremental debt. For the purpose of satisfying German “Cash Confirmation” requirements, BorgWarner intends to secure a $900 million, 364-day undrawn credit facility.

Advisors

BofA Securities, Inc is acting as financial advisor, and Foley & Lardner LLP and Freshfields Bruckhaus Deringer are providing legal advice to BorgWarner. Berenberg is acting as financial advisor and Hogan Lovells is acting as legal advisor to AKASOL.

Transaction Presentation

A supplemental presentation regarding the transaction is available on the investor relations section of BorgWarner’s website at https://www.borgwarner.com/investors.

About BorgWarner

BorgWarner Inc. (NYSE: BWA) is a global product leader in clean and efficient technology solutions for combustion, hybrid and electric vehicles. Building on its original equipment expertise, BorgWarner also brings market leading product and service solutions to the global aftermarket. With manufacturing and technical facilities in 96 locations in 24 countries, the company has approximately 50,000 employees worldwide. For more information, please visit borgwarner.com.

About AKASOL

AKASOL is a leading German developer and manufacturer of high-energy and high-performance lithium-ion battery systems for use in buses, commercial vehicles, rail vehicles and industrial vehicles, as well as in ships and boats. With 30 years of experience, AKASOL is a pioneer in the development and manufacture of lithium-ion battery systems for commercial applications. Shares of AKASOL AG stock have been traded on the Prime Standard segment of the Frankfurt Stock Exchange since June 29, 2018.

borgwarner.com

Forward-Looking Statements

This press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current outlook, expectations, estimates and projections. Words such as “anticipates,” “believes,” “continues,” “could,” “designed,” “effect,” “estimates,” “evaluates,” “expects,” “forecasts,” “goal,” “guidance,” “initiative,” “intends,” “may,” “outlook,” “plans,” “potential,” “predicts,” “project,” “pursue,” “seek,” “should,” “target,” “when,” “will,” “would,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Further, all statements, other than statements of historical fact contained or incorporated by reference in this press release that we expect or anticipate will or may occur in the future regarding our financial position, business strategy and measures to implement that strategy, including changes to operations, competitive strengths, goals, expansion and growth of our business and operations, plans, references to future success and other such matters, are forward-looking statements. Accounting estimates, such as those described under the heading “Critical Accounting Policies and Estimates” in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2019 (“Form 10-K”), are inherently forward-looking. All forward-looking statements are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances. Forward-looking statements are not guarantees of performance, and the Company’s actual results may differ materially from those expressed, projected or implied in or by the forward-looking statements.

You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements. These risks and uncertainties, among others, include: uncertainties regarding the extent and duration of impacts of matters associated with COVID-19, including additional production disruptions; the possibility that the proposed transaction will not be consummated; failure to obtain necessary regulatory approvals or to satisfy any of the other conditions to the proposed transaction; adverse effects on the market price of BorgWarner’s shares of common stock and BorgWarner’s operating results because of a failure to complete the proposed transaction; failure to realize the expected benefits of the proposed transaction; negative effects relating to the announcement of the proposed transaction or any further announcements relating to the proposed transaction or the consummation of the proposed transaction on the market price of BorgWarner’s shares of common stock; the failure to realize the expected benefits of the acquisition of Delphi Technologies PLC that the Company completed on October 1, 2020; the failure to promptly and effectively integrate acquired businesses; the potential for unknown or inestimable liabilities relating to the acquired businesses; our dependence on automotive and truck production, both of which are highly cyclical; our reliance on major OEM customers; commodities availability and pricing; supply disruptions; fluctuations in interest rates and foreign currency exchange rates; availability of credit; the uncertainty of the global economic environment; and the other risks noted in reports that we file with the Securities and Exchange Commission, including Item 1A, “Risk Factors” in our most recently-filed Form 10-K and in our most recently-filed Form 10-Q. We do not undertake any obligation to update or announce publicly any updates to or revisions to any of the forward-looking statements in this press release to reflect any change in our expectations or any change in events, conditions, circumstances, or assumptions underlying the statements.

Additional Information About the Offer

Additional information regarding the Offer may be found at: http://www.abba-offer.com.

borgwarner.com

Contacts

For BorgWarner:

IR
Patrick Nolan
Phone: +1 248-754-0884
Email: ir@borgwarner.com

PR
Michelle Collins
Phone: +1 248-754-0449
Email: mediacontact@borgwarner.com

For AKASOL:

AKASOL AG, Isabel Heinen
Phone: +49 (0) 6103 48567-26
Email: isabel.heinen@akasol.com

borgwarner.com

Annex 2.1(a) - Agreed Form Ad Hoc Announcement

AD-HOC ANNOUNCEMENT

Disclosure of insider information pursuant to Article 17 of Regulation (EU) No 596/2014

AKASOL and BorgWarner have signed a Business Combination Agreement to enter into a strategic partnership and BorgWarner will launch a voluntary public takeover offer

Darmstadt, 15 February 2021 – AKASOL AG (ISIN: DE000A2JNWZ9, „AKASOL“), as well as BorgWarner Inc., and Blitz F21-842 AG (in future: ABBA BidCo AG), a subsidiary of BorgWarner Inc. (together „BorgWarner“ or „Investor“), today have signed a Business Combination Agreement to enter into a strategic partnership.

Following signing of the Business Combination Agreement, Blitz F21-842 AG (in future: ABBA BidCo AG) today published the decision to make a voluntary public takeover offer to all shareholders of AKASOL for the acquisition of all outstanding no-par value bearer shares in AKASOL against payment of a cash consideration of EUR 120.00 per AKASOL share. The offer price represents a premium of 23.4 percent on the volume-weighted three-month average share price prior to the announcement as of 12 February 2021. It also represents an EV/sales multiple of approx. 6x based on research analysts‘ consensus of approx. EUR 125m in 2021E sales as well as an EV/sales multiple of approx. 1.8x based on AKASOL‘s 2024E mid-term sales target in excess of EUR 400m. Sven Schulz (via Schulz Group GmbH) and the other founders of AKASOL, representing 59.4 percent of shares in AKASOL, have signed irrevocable undertakings to tender their shares. The Executive Board and the Supervisory Board of AKASOL welcome the announced voluntary public takeover offer and will support it, subject to the review of the offer document still to be published by the bidder. The offer will be subject to a minimum acceptance threshold of 50 percent plus one share and further customary conditions, including regulatory clearances.

The strategic partnership gives AKASOL the opportunity to lever BorgWarner’s global business platform, thus facilitating its growth strategy within the e-mobility field. With the Business Combination Agreement, AKASOL and BorgWarner agreed on important cornerstones of the partnership that secure the interests of customers and employees of AKASOL.

< End of Ad-hoc announcement >

Contact Investor Relations:
AKASOL AG
Isabel Heinen
Telephone: +49 (0) 6151 800 500-193
E-Mail: isabel.heinen@akasol.com

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AD-HOC-MITTEILUNG

Veröffentlichung von Insiderinformationen nach Artikel 17 der Verordnung (EU) Nr. 596/2014

AKASOL und BorgWarner schließen Business Combination Agreement ab und gehen strategische Partnerschaft ein; BorgWarner kündigt freiwilliges öffentliches Übernahmeangebot an

Darmstadt, 15. Februar 2021 – Die AKASOL AG (ISIN: DE000A2JNWZ9, „AKASOL“) sowie BorgWarner Inc., und die Blitz F21-842 AG (künftig: ABBA BidCo AG), eine Tochtergesellschaft der BorgWarner Inc. (gemeinsam „BorgWarner“ oder „Investor“), haben heute ein Business Combination Agreement unterzeichnet, um eine strategische Partnerschaft einzugehen.

Nach Unterzeichnung des Business Combination Agreement hat die Blitz F21-842 AG (künftig: ABBA BidCo AG) heute die Entscheidung veröffentlicht, sämtlichen Aktionären der AKASOL im Wege eines freiwilligen öffentlichen Übernahmeangebots anzubieten, sämtliche ausstehenden auf den Inhaber lautenden Stückaktien der AKASOL gegen Zahlung einer Geldleistung in Höhe von 120,00 EUR je AKASOL-Aktie zu erwerben. Der Angebotspreis entspricht einer Prämie von 23,4 Prozent auf den volumengewichteten Durchschnittskurs der letzten drei Monate bezogen auf den 12. Februar 2021. Er stellt zudem ein EV/Umsatzmultiplikator von ca. 6x auf den von Research Analysten prognostizierten 2021er Umsatz von ca. 125 Mio. EUR (Analystenkonsensus) sowie ein EV/Umsatzmultiplikator von ca. 1,8x Umsatz auf das 2024er Mittelfristziel von mind. 400 Mio. EUR dar. Sven Schulz (über die Schulz Group GmbH) sowie die weiteren Gründer von AKASOL, die gemeinsam über einen Aktienanteil von rund 59,4 Prozent verfügen, haben bereits unwiderrufliche Andienungsvereinbarungen unterzeichnet. Der Vorstand und der Aufsichtsrat der AKASOL heißen das angekündigte freiwillige öffentliche Übernahmeangebot, vorbehaltlich der Prüfung der von der Bieterin noch zu veröffentlichenden Angebotsunterlage, willkommen und unterstützen es. Die Durchführung setzt eine Mindestannahmequote von 50 Prozent plus einer Aktie sowie den Erhalt weiterer üblicher Vollzugsbedingungen voraus, darunter regulatorische Freigaben.

Die strategische Partnerschaft bietet AKASOL die Möglichkeit, unter Nutzung der globalen Plattform von BorgWarner, die Wachstumsstrategie im Elektromobilitätsumfeld umzusetzen. Darüber hinaus haben AKASOL und BorgWarner in dem Business Combination Agreement wichtige Eckpunkte der Partnerschaft vereinbart, die die Interessen der Kunden und Mitarbeiter von AKASOL sichern.

< Ende der Ad-hoc-Mitteilung >

Kontakt Investor Relations:

AKASOL AG

Seite 1 von 2

AD-HOC-MITTEILUNG

Isabel Heinen
Telefon: +49 (0) 6151 800 500-193
E-Mail: isabel.heinen@akasol.com

Seite 2 von 2

Annex 2.1(b) - Agreed Form Press Release AKASOL

CORPORATE NEWS

AKASOL and BorgWarner have signed a Business Combination Agreement to enter into a strategic partnership and BorgWarner will launch a voluntary public takeover offer

●

Following signing of the Business Combination Agreement, BorgWarner today published the decision to make a voluntary public tender Offer for all outstanding AKASOL shares at a price of EUR 120.00 in cash per share

●	Executive Board and Supervisory Board welcome strategic partnership with BorgWarner and voluntary public tender Offer
●	AKASOL to benefit from new strategic partner supporting long-term growth and corporate strategy
●

Shareholders to benefit from premium of 23.4 percent on the volume-weighted three-month average share price as well as a premium of 44.2 percent on the volume-weighted six-month average share price prior to the announcement

●	All founders of AKASOL, representing 59.4 percent of shares in AKASOL, have signed irrevocable undertakings to tender their shares
●	AKASOL to continue to operate independently under the AKASOL brand
●	CEO Sven Schulz and CFO Carsten Bovenschen to continue to run the company

Darmstadt, 15. February 2021 – AKASOL AG (ISIN: DE000A2JNWZ9, „AKASOL“), a leading German developer and manufacturer of high-performance and high-energy lithium-ion battery systems and a provider of comprehensive solutions, as well as BorgWarner Inc., and Blitz F21-842 AG (in future: ABBA BidCo AG), a subsidiary of BorgWarner Inc. (together „BorgWarner“ or „Investor“), a globally leading automotive supplier, have signed a Business Combination Agreement to enter into a strategic partnership

The strategic partnership gives AKASOL the opportunity to lever BorgWarner’s unique global business platform, thus facilitating its ambitious growth strategy within the e-mobility field and further strengthening its market position for battery systems. Under the strategic partnership, AKASOL will continue to operate independently under the AKASOL brand. The Executive Board led by CEO Sven Schulz and CFO Carsten Bovenschen as well as the other founders continue to run the company. Furthermore, with the Business Combination Agreement, AKASOL and BorgWarner agreed on important cornerstones of the partnership that secure the interests of customers and employees of AKASOL.

Seite 1 von 3

CORPORATE NEWS

Following signing of the Business Combination Agreement, Blitz F21-842 AG (in future: ABBA BidCo AG) today published the decision to make a voluntary public tender offer to the shareholders of AKASOL for the acquisition of all outstanding no-par value bearer shares in AKASOL against payment of a cash consideration of EUR 120.00 per AKASOL share. The offer price represents a premium of 23.4 percent on the volume-weighted three-month average share price prior to the announcement, a premium of 44.2 on the volume-weighted six-month average share price prior to the announcement as well as a significant premium to the median broker target price of EUR 99.00, each as of 12 February 2021 according to Bloomberg. It also represents an EV/sales multiple of approx. 6x based on research analysts‘ consensus of approx. EUR 125m in 2021E sales as well as an EV/sales multiple of approx. 1.8x based on AKASOL‘s 2024E mid-term sales target in excess of EUR 400m.

Sven Schulz (via Schulz Group GmbH) and the other founders of AKASOL, representing 59.4% percent of shares in AKASOL, have signed irrevocable undertakings to tender their shares.

The offer will be subject to a minimum acceptance threshold of 50 percent plus one share and the fulfilment of further customary conditions, including regulatory clearances.

The Executive Board and the Supervisory Board of AKASOL support the Offer and the strategic partnership. Subject to the careful review of the Offer document and their statutory duties, the Executive Board and the Supervisory Board of AKASOL intend to recommend shareholders of the company to accept the Offer in their reasoned statement.

Sven Schulz, CEO of AKASOL: „The Executive Board welcomes the strategic partnership with BorgWarner, as it offers significant strategic perspectives to AKASOL. BorgWarner shares our vision of emission-free mobility and with joint forces we will expand AKASOL’s technology and market leadership for high-performance battery systems. After more than 12 years of successful and independent business development as the main shareholder and CEO of AKASOL, I am convinced that this is the right next step for a very promising future of our company, so together with the other founders I have decided to offer my shares to BorgWarner at the offer price, as a clear signal of confidence in their attractive offer and strategic partnership. At the request of BorgWarner and based on my personal motivation, I will continue to lead AKASOL as CEO together with my colleague Carsten Bovenschen, all founders and the management team. We are all excited to create this new chapter of our company history.” The Offer document (once available) and other information relating to the public tender Offer will be made available by the Investor on the following website: www.abba-offer.com.

Berenberg is acting as financial advisor and Hogan Lovells is acting as legal advisor to AKASOL AG, represented by the management board. The supervisory board of AKASOL has sought independent advice; PricewaterhouseCoopers is acting as financial advisor and Allen & Overy as legal advisor.

Seite 2 von 3

CORPORATE NEWS

Important Note

This press release is not a statement from the Executive Board or Supervisory Board to the announced Offer. The Executive Board and the Supervisory Board will provide a reasoned statement pursuant to § 27 WpÜG after publication of the Offer document by the Investor. Shareholders are advised to read the statement in full before reaching their decision as to whether or not to accept the Offer. The sole authoritative document for the Offer itself is the Offer document from the Investor.

Contact Investor Relations:

AKASOL AG, Isabel Heinen
Telephone: +49 (0) 6151 800 500-193
E-Mail: isabel.heinen@akasol.com

About AKASOL

AKASOL is a leading German developer and manufacturer of high-energy and high-performance lithium-ion battery systems for use in buses, commercial vehicles, rail vehicles and industrial vehicles, as well as in ships and boats. With 30 years of experience, AKASOL is a pioneer in the development and manufacture of lithium-ion battery systems for commercial applications. Shares of AKASOL AG stock have been traded on the Prime Standard segment of the Frankfurt Stock Exchange since June 29, 2018.

Disclaimer

Statements contained herein could be deemed to constitute what are referred to as “forward-looking statements.” Forward-looking statements are identifiable by the use of words such as “could,” “will,” “should,” “plans,” “expects,” “anticipates,” “estimates,” “believes,” “intends,” “envisages,” “aims” or the negative form of these terms, or corresponding modifications and comparable terms.

Based on current expectations, forward-looking statements involve a number of known and unknown risks, uncertainties and other factors as a consequence of which actual results, degrees of capacity utilization, developments and successes achieved by the Group, or on the part of the branch of industry in which it operates, might turn out to be materially different from the results contained or implied herein. The faith placed in forward-looking statements should not be unreasonably high. The Group will not update or review any forward-looking statements published herein in light of new information, future events or for any other reason.

Seite 3 von 3

CORPORATE NEWS

AKASOL und BorgWarner schließen Business Combination Agreement ab und gehen strategische Partnerschaft ein; BorgWarner kündigt freiwilliges öffentliches Übernahmeangebot an

●

Nach Unterzeichnung des Business Combination Agreement hat BorgWarner die Entscheidung veröffentlicht, ein freiwilliges öffentliches Übernahmeangebot für sämtliche ausstehenden Aktien der AKASOL zum Preis von EUR 120,00 in bar je AKASOL-Aktie abzugeben

●	Vorstand und Aufsichtsrat heißen strategische Partnerschaft mit BorgWarner sowie freiwilliges öffentliches Übernahmeangebot willkommen
●	AKASOL profitiert von neuem strategischen Partner, der das langfristige Wachstum und die Unternehmensstrategie unterstützt
●

Aktionäre profitieren von Prämie von 23,4 Prozent auf den volumengewichteten Durchschnittskurs der letzten drei Monate sowie einer Prämie von 44,2 Prozent auf den volumengewichteten Durchschnittskurs der letzten sechs Monate vor der Ankündigung

●	Alle Gründer von AKASOL, die gemeinsam über einen Aktienanteil von rund 59,4 Prozent verfügen, haben unwiderrufliche Andienungsvereinbarungen unterzeichnet
●	AKASOL wird eigenständig unter der Marke AKASOL weitergeführt
●	CEO Sven Schulz und CFO Carsten Bovenschen werden das Unternehmen weiterführen

Darmstadt, 15. Februar 2021 – Die AKASOL AG („AKASOL”; das „Unternehmen“; ISIN DE000A2JNWZ9), ein führender deutscher Entwickler und Hersteller von Hochleistungs- und Hochenergie-Lithium-Ionen-Batteriesystemen sowie Anbieter von Komplettlösungen, sowie BorgWarner Inc., und die Blitz F21-842 AG (künftig: ABBA BidCo AG), eine Tochtergesellschaft der BorgWarner Inc. (gemeinsam „BorgWarner“ oder „Investor“), ein global führender Automobilzulieferer, haben ein Business Combination Agreement unterzeichnet, um eine strategische Partnerschaft einzugehen.

Die strategische Partnerschaft bietet AKASOL die Möglichkeit, unter Nutzung der globalen Plattform von BorgWarner die ambitionierte Wachstumsstrategie im Elektromobilitätsumfeld umzusetzen und die Marktposition für Batteriesysteme weiter zu stärken. Dabei soll AKASOL eigenständig und unter der Marke AKASOL weitergeführt werden. Der Vorstand um Sven Schulz und Carsten Bovenschen, sowie alle Gründer werden dem Unternehmen erhalten bleiben und das Unternehmen weiterentwickeln. Darüber hinaus haben AKASOL und BorgWarner in dem Business Combination Agreement wichtige Eckpunkte der Partnerschaft vereinbart, die die Interessen der Kunden und Mitarbeiter von AKASOL sichern.

Seite 1 von 4

CORPORATE NEWS

Nach Unterzeichnung des Business Combination Agreement hat die Blitz F21-842 AG (künftig: ABBA BidCo AG) heute die Entscheidung veröffentlicht, den Aktionären der AKASOL im Wege eines freiwilligen öffentlichen Übernahmeangebots anzubieten, sämtliche ausstehenden auf den Inhaber lautenden Stückaktien der AKASOL gegen Zahlung einer Geldleistung in Höhe von 120,00 EUR je AKASOL-Aktie zu erwerben. Der Angebotspreis entspricht einer Prämie von 23,4 Prozent auf den volumengewichteten Durchschnittskurs der letzten drei Monate vor der Ankündigung, einer Prämie von 44,2 Prozent auf den volumengewichteten Durchschnittskurs der letzten sechs Monate vor der Ankündigung sowie einer erheblichen Prämie auf das von Bloomberg ermittelte Analystenkursziel im Median von EUR 99,00, jeweils bezogen auf den 12. Februar 2021. Er stellt zudem ein EV/Umsatzmultiplikator von ca. 6x auf den von Research Analysten prognostizierten 2021er Umsatz von ca. 125 Mio. EUR (Analystenkonsensus) sowie ein EV/Umsatzmultiplikator von ca. 1,8x Umsatz auf das 2024er Mittelfristziel von mind. 400 Mio. EUR dar. Sven Schulz (über die Schulz Group GmbH) sowie die weiteren Gründer von AKASOL, die gemeinsam über einen Aktienanteil von rund 59,4 Prozent verfügen, haben bereits unwiderrufliche Andienungsvereinbarungen unterzeichnet.

Die Durchführung setzt eine Mindestannahmequote von 50 Prozent plus einer Aktie sowie die Erfüllung weiterer üblicher Vollzugsbedingungen voraus, darunter regulatorische Freigaben.

Vorstand und Aufsichtsrat von AKASOL befürworten das Angebot und unterstützen die strategische Partnerschaft. Vorbehaltlich der sorgfältigen Prüfung der Angebotsunterlage und der Wahrnehmung ihrer gesetzlichen Verpflichtungen gehen Vorstand und Aufsichtsrat von AKASOL davon aus, in ihrer begründeten Stellungnahme den Aktionären des Unternehmens zu empfehlen, das Angebot anzunehmen.

Sven Schulz, Vorstandsvorsitzender von AKASOL: „Der Vorstand begrüßt die strategische Partnerschaft mit BorgWarner, da sie für das Unternehmen eine hervorragende strategische Perspektive bietet. BorgWarner teilt unsere Vision der emissionsfreien Mobilität und gemeinsam werden wir die Technologie- und Marktführerschaft von AKASOL für hochentwickelte Batteriesysteme weiter ausbauen. Nachdem ich AKASOL in den vergangenen 12 Jahren als Hauptaktionär und Vorstandsvorsitzender aufgebaut und entwickelt habe, bin ich davon überzeugt, dass dies der richtige nächste Schritt für eine sehr vielversprechende Zukunft unseres Unternehmens ist, so dass ich gemeinsam mit den anderen Gründern beschlossen habe, meine Aktien BorgWarner zum Angebotspreis anzubieten. Das ist ein klares Signal des Vertrauens in ihr attraktives Angebot. Auf Wunsch von BorgWarner und aus eigenem Antrieb werde ich das Unternehmen als CEO zusammen mit meinem Kollegen Carsten Bovenschen, allen Gründern und dem Management Team weiterführen. Wir freuen uns sehr auf dieses neue Kapitel unserer Firmengeschichte“

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CORPORATE NEWS

Der Investor wird die Angebotsunterlage gemeinsam mit weiteren Informationen in Bezug auf das öffentliche Übernahmeangebot auf folgender Website zugänglich machen: www.abba-angebot.de.

Für die Akasol AG, vertreten durch den Vorstand, agiert Berenberg als Finanzberater, Hogan Lovells fungiert als Rechtsberater. Der Aufsichtsrat von AKASOL lässt sich unabhängig beraten; hier sind PricewaterhouseCoopers als Finanzberater und Allen & Overy als Rechtsberater tätig.

Wichtiger Hinweis

Diese Pressemitteilung stellt keine Stellungnahme von Vorstand oder Aufsichtsrat zu dem angekündigten Angebot dar. Vorstand und Aufsichtsrat werden nach Veröffentlichung der Angebotsunterlage durch den Investor eine begründete Stellungnahme gemäß § 27 WpÜG abgeben. Den Aktionären wird empfohlen, die Stellungnahme vollständig zu lesen, bevor sie ihre Entscheidung über Annahme oder Ablehnung des Angebots treffen. Alleinverbindlich für das Angebot selbst ist die Angebotsunterlage des Investors.

Kontakt Investor Relations:

AKASOL AG, Isabel Heinen
Telefon: +49 (0) 6151 800 500-193
E-Mail: isabel.heinen@akasol.com

Über AKASOL

AKASOL ist ein führender deutscher Entwickler und Hersteller von Hochenergie- und Hochleistungs-Lithium-Ionen-Batteriesystemen für Busse, Nutzfahrzeuge, Schienenfahrzeuge, Industriefahrzeuge, Schiffe und Boote sowie Anbieter von Komplettlösungen. Mit 30 Jahren Erfahrung ist AKASOL ein Pionier in der Entwicklung und Herstellung von Lithium-Ionen-Batteriesystemen für kommerzielle Anwendungen. Die Aktien der AKASOL AG werden seit dem 29. Juni 2018 im Prime Standard der Frankfurter Wertpapierbörse gehandelt.

Disclaimer

Hierin enthaltene Aussagen könnten sogenannte „zukunftsgerichtete Aussagen“ darstellen. Zukunftsgerichtete Aussagen sind durch Wörter wie „könnte“, „wird“, „sollte“, „plant“, „erwartet“, „sieht voraus“, „schätzt“, „glaubt“, „beabsichtigt“, „hat vor“, „zielen“ oder deren negativer Form oder entsprechenden Abwandlungen und vergleichbaren Begriffen erkennbar.

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CORPORATE NEWS

Zukunftsgerichtete Aussagen basieren auf den gegenwärtigen Erwartungen und beinhalten eine Reihe bekannter und unbekannter Risiken, Unsicherheiten sowie andere Faktoren, durch welche die tatsächlichen Ergebnisse, Auslastungsgrade, Entwicklungen und Erfolge der Gruppe oder des Industriezweigs, in dem sie tätig ist, grundlegend anders ausfallen können als hier enthalten oder impliziert. Es sollte kein unangemessenes Vertrauen in zukunftsgerichtete Aussagen gesetzt werden. Die Gruppe wird die hier veröffentlichten zukunftsgerichteten Aussagen aufgrund neuer Informationen, künftiger Ereignisse oder aus sonstigen Gründen nicht aktualisieren oder überprüfen.

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